Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Peter Rendall 401-847-3327 prendall@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600
KVH Industries Reports Second Quarter 2014 Results

•	GAAP EPS: $0.00, Non-GAAP EPS: $0.05

•	mini-VSAT Broadband Q2 airtime revenue up 24% year-over-year
MIDDLETOWN, RI, July 30, 2014 -- KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the second quarter ended June 30, 2014. The company reported second quarter revenue of $40.9 million, net income on a generally accepted accounting principles (GAAP) basis of $0.1 million or $0.00 per diluted share, and non-GAAP net income of $0.8 million or $0.05 per diluted share. The non-GAAP net income excludes one-time costs, net of tax benefit, associated with the acquisition of Videotel, which closed on July 2, 2014, and a discrete tax event. During the same period last year the company reported GAAP net income of $1.5 million, or $0.10 per diluted share, on revenues of $43.2 million.
“Overall, we continue to be pleased with the growth in our maritime VSAT airtime revenues, which in the second quarter increased 24% compared to the same period last year,” said Martin Kits van Heyningen, KVH’s chief executive officer. “During the quarter, we successfully launched our global IP-MobileCast™ content delivery system. We are now delivering to ships at sea a wide range of operational and entertainment content that was never before possible over satellite Internet connections. We believe this exciting new capability will prove popular with our customers and initial feedback has been highly positive. Some have even called it a fundamental change in the quality of life at sea.”
Commenting on the guidance and stabilization market, Mr. Kits van Heyningen said, “We had a strong quarter for TACNAV® revenues which, in part, offset continued softness in our fiber optic gyro (FOG) business.”
For the six months ended June 30, 2014, revenue was $77.9 million, down 6% compared to $83.1 million for the six months ended June 30, 2013. KVH reported a GAAP net loss of $1.1 million for the first six months of 2014, or $0.07 per share. Excluding the Videotel acquisition-related costs, net of tax benefit, and the discrete tax event, the company recorded a non-GAAP net loss of $0.3 million or $0.02 per share. During the same period last year, the company reported GAAP net income of $3.5 million, or $0.23 per diluted share.
A reconciliation between net income (loss) on a GAAP basis and net income (loss) on a non-GAAP basis is provided below.
KVH’s mobile communications revenue was $29.7 million for the second quarter of 2014, a 9% year-over-year increase. Combined, mini-VSAT Broadbandsm airtime and TracPhone® product revenues in the second quarter amounted to $18.6 million, up 8% compared to the same period last year. Maritime satellite TV sales of $4.1 million were approximately flat with the prior year, in part because the launch of an entirely new TracVision® satellite TV line towards the end of the quarter resulted in backlog being carried into the third quarter, all of which is expected to be shipped in the third quarter
KVH’s guidance and stabilization revenue, which relates to FOG solutions, TACNAV military navigation systems, and related services, was $11.2 million in the second quarter of 2014, down 30% year-over-year. TACNAV product revenues were $5.7 million, up 15% from the same quarter last year. During the second quarter, sales of the

-more-

company’s FOG solutions were down 44%, at $4.5 million, compared to the same period last year. A significant contributor to this year-over-year decrease is attributed to lower military FOG sales to U.S. defense customers.
Speaking about the company’s financial performance, Peter Rendall, KVH’s chief financial officer, said, “The increase of our TACNAV product sales helped us to meet our profitability targets in the second quarter. Our gross profit margin for the second quarter of 43% was 101 basis points higher than the second quarter last year.”
“Compared to the same period last year, gross profit dollars from our mini-VSAT Broadband airtime were approximately 23% higher in the current second quarter. Continuing the trend we’ve seen throughout the year, approximately 80% of our FOG product sales were for commercial applications. Second quarter operating expenses of $16.8 million were $1.1 million higher sequentially, primarily due to acquisition-related Videotel expenses and sales-related commissions on higher TACNAV sales. Excluding $0.5 million of Videotel acquisition-related expenses this quarter and $0.9 million of Headland Media (now known as KVH Media Group) acquisition-related costs in the prior year quarter, our operating expenses increased by $1.5 million year-over-year. This increase is largely as a result of having a full quarter of KVH Media Group operating expenses in 2014 as the acquisition closed midway through the second quarter last year.
Planning for the remainder of 2014, there are a number of accounting factors related to the acquisition of Videotel that may impact our results. We have not completed our purchase accounting review of Videotel, including the valuation of intangibles and therefore the impact of future intangible amortization charges on our results. The guidance below is based on a preliminary review of intangibles that could be materially different from the final analysis.
Videotel’s operations will be included in our results for almost all of the third quarter and are expected to have an accretive impact on quarterly EPS. We do expect that there will be some increased operating costs in sales and product development related to Videotel integration during the third quarter. We expect our mini-VSAT Broadband business to show solid year-over-year growth, particularly as we saw an uptick in new customer activations in the second quarter. Although we are confident about some large TACNAV orders being announced in the coming weeks, we still remain cautious as to the timing of product deliveries under those contracts. We continue to be conservative in our forecasts for sales of our FOG products, but do expect a modest increase in the second half of the year. Included in the EPS guidance below is approximately $1.4 million of intangible amortization for both the third and fourth quarters.
Within this context, we expect our third quarter revenue to be in the range of $43 million to $47 million, and reflecting the contribution of Videotel, our GAAP net income for the third quarter to be in the range of $0.03 to $0.08 per diluted share. For the fourth quarter, we expect to see an improvement in both revenue and EPS growth. Our revenue guidance for the fourth quarter is in the range of $47 million to $51 million while GAAP net income for the fourth quarter is expected to be in the range of $0.10 to $0.15 per diluted share.”
Mr. Kits van Heyningen concluded, “With the successful launch of IP-MobileCast and the recent acquisition of Videotel, we expect to see a change in the trajectory of our broadband business. We also expect our service revenues, the vast majority of which are subscription-based, to be approaching 60% of total revenues in the third quarter.”
Recent Operational Highlights:
07/16/14    Chris Holm Joins KVH to Direct Human Resources Initiatives

07/03/14	KVH Industries Acquires Leading Maritime Training Service Producer Videotel

06/16/14	KVH Introduces TACNAV 3D Inertial Navigation System with Embedded GPS/GNSS

06/12/14	KVH Crewtoo Named Most Popular Maritime Website

06/02/14	KVH to Transmit AWT’s High-Resolution Weather Data via the IP-MobileCast Content Delivery Service

-more-

05/29/14	KVH Introduces TracVision RV1 Advanced In-motion Satellite TV Antenna for Vehicles

05/15/14	KVH Receives $5.2 Million Order for Military Navigation Systems

05/14/14	KVH IP-MobileCast Content Delivery Service Goes Live with News and Entertainment Content for Ships at Sea

05/06/14	KVH Doubles mini-VSAT Broadband Network Capacity in Africa to Support Offshore Oil and Gas Industry
Please review the corresponding press releases for more details regarding these developments.
KVH is webcasting its second quarter conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.
About KVH Industries, Inc.
KVH Industries is a leading manufacturer of solutions that provide global high-speed Internet, television, and voice services via satellite to mobile users at sea, on land, and in the air, and is a leading news, music, and entertainment content provider to many industries including maritime, retail, and leisure. KVH Industries is also a premier manufacturer of high-performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. KVH is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and Tinley Park, IL. The company’s global presence includes offices in Belgium, Brazil, Cyprus, Denmark, Hong Kong, Japan, the Netherlands, Norway, Singapore, and the United Kingdom.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, and our anticipated revenue growth, earnings, competitive positioning, profitability, and the likelihood and timing of product orders. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the impact of extended economic weakness and high fuel prices on the sale and use of marine vessels, particularly in Europe and Asia; potential unanticipated technical or legal impediments that could delay or impede new service rollout plans or expected strategic relationships; the need to increase sales of the TracPhone V-IP series products and related services to improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; unanticipated declines or changes in customer demand, due to competitive, economic, seasonal, and other factors, particularly with respect to the TracPhone V-IP series products and the mini-VSAT Broadband service; potential further declines and unpredictability in military sales, including to foreign customers; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for our defense products, including possible order cancellations; the uncertain impact of actual and potential budget cuts by government customers, including the effects of sequestration; potential reductions in our overall gross margins in the event of a shift in product mix; unanticipated increases in media costs or loss of distribution rights; and currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2014. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, Tri-Americas, CommBox, TACNAV, IP-MobileCast, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, ECore, Crewtoo, Muzo, and the banded, dome-shaped housing of its satellite antennas. Other trademarks are the property of their respective companies.

-more-

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Sales:
Product	$20,998	$25,886	$39,005	$51,102
Service	19,924	17,311	38,902	32,022
Net sales	40,922	43,197	77,907	83,124
Costs and expenses:
Costs of product sales	12,078	14,310	23,410	28,219
Costs of service sales	11,359	10,860	22,419	21,110
Research and development	3,882	3,250	7,549	6,200
Sales, marketing and support	7,677	7,541	15,147	14,484
General and administrative	5,252	4,936	10,402	8,310
Total costs and expenses	40,248	40,897	78,927	78,323
Income (loss) from operations	674	2,300	(1,020)	4,801
Interest income	205	204	415	373
Interest expense	186	186	377	261
Other (expense) income, net	(21)	54	86	78
Income (loss) before income tax expense	672	2,372	(896)	4,991
Income tax expense	617	824	172	1,479
Net income (loss)	$55	$1,548	$(1,068)	$3,512
Net income (loss) per common share:
Basic and diluted	$0.00	$0.10	$(0.07)	$0.23
Weighted average number of common shares outstanding:
Basic	15,415	15,137	15,365	15,063
Diluted	15,522	15,235	15,365	15,253

-more-

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Cash, cash equivalents and marketable securities	$54,331	$55,744
Accounts receivable, net	30,649	27,549
Inventories	20,111	18,255
Prepaid expenses and other assets	3,833	3,784
Deferred income taxes	3,235	3,060
Total current assets	112,159	108,392
Property and equipment, net	36,512	37,142
Intangible assets, net	14,500	14,987
Goodwill	18,737	18,281
Other non-current assets	4,879	5,047
Total assets	$186,787	$183,849

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$23,203	$23,329
Deferred revenue	6,951	4,858
Current portion of long-term debt	1,293	1,272
Total current liabilities	31,447	29,459
Other long-term liabilities	760	829
Long-term debt, excluding current portion	6,443	7,094
Line of credit	30,000	30,000
Stockholders' equity	118,137	116,467
Total liabilities and stockholders' equity	$186,787	$183,849

-more-

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS)
NET INCOME (LOSS) EXCLUDING TRANSACTION COSTS AND INCOME TAX BENEFIT
RELATED TO BUSINESS ACQUISITION AND INCOME TAX EXPENSE FROM
CHANGE IN DEFERRED INCOME TAX ASSET
(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net Income (loss) - GAAP	$55	$1,548	$(1,068)	$3,512

Transaction costs related to business acquisition	463	865	463	865
Income tax benefit from transaction costs related to business acquisition	(33)	(152)	(33)	(152)
Income tax expense from change in deferred income taxes valuation allowance	322	—	322	—

Net Income (loss) - Non-GAAP	$807	$2,261	$(316)	$4,225

Net Income (loss) per common share - Non-GAAP:
Basic and diluted	$0.05	$0.15	$(0.02)	$0.28
Note - The impact of the change in the deferred income tax asset valuation allowance on the number of diluted shares outstanding did not alter the diluted net income per common share result presented for both periods. As a result, the inconsequential impact to the diluted share number has not been included.

For the three and six months ended June 30, 2014, adjusted net income presented in the table above excludes the transaction costs related to the acquisition of Videotel, which closed on July 2, 2014, and an increase in the valuation allowance on a state research and development tax credit. For the three and six months ended June 30, 2013, adjusted net income presented in the table above excludes the transaction costs related to the acquisition of Headland Media Limited (now known as KVH Media Group) in May 2013. This is a non-GAAP financial measure and should not be considered a replacement for GAAP results. We believe the adjusted information is useful to investors because it is reflective of underlying operational trends, as it excludes significant non-recurring or otherwise unusual transactions as described above. Our criteria for adjusted net income may differ from models used by other companies and should not be considered as an alternative to net income prepared in accordance with US GAAP as an indicator of our operating performance.